EXHIBIT 10.4

As part of the incentive for signing this Agreement, the Company hereby grants the Executive Team the following warrants (the “Warrants”), with the following primary terms and conditions, plus such other terms and conditions as may be included in the Warrant, which shall be mutually acceptable.

a) Each Warrant shall entitle the owner to purchase one share of common stock of the Company. The warrants will contain price protection should shares be used for an acquisition at a price lower than the conversion price in force. The anti dilution provision will not apply to financings done below the strike price.

b) Executive Team is hereby granted three Warrant Certificates as follows:

Certificate #1 for 10,000,000 Warrants with a strike price of $.025 per share must be exercised within one year of the date Executive Team begins collecting salaries from the Company,

Certificate # 2 for 10,000,000 Warrants with a strike price of $.04 per share and a Term of 5 years from the vesting date,

Certificate #3 for 10,000,000 Warrants with a strike price of $.055 per share and a Term of 5 years from the vesting date.

Certificate #1 shall vest immediately upon signing this Agreement. Certificate #2 shall vest.

upon execution of Certificate #1.

Certificate #3 shall vest upon execution of Certificate #1.

All Warrants may vest earlier per the “Early Vesting Criteria” contained herein. Executive Team shall be entitled to divide each certificate into smaller unit sizes to reflect ownership interest consistent with the Executive team allocation or individual estate planning activities. Individual executives shall be permitted to change the names on such Warrants if he deems it desirable to do so.

c) All Warrants shall vest earlier than the time criteria listed in b) above based upon the following “Early Vesting Criteria”,

i) All unvested Warrants shall automatically vest when the Company has revenue of $12,500,000 total for any two consecutive quarters and the Company records a pre-tax net profit for the two quarters.

ii) All unvested Warrants shall vest when the Executive “exercises” the Warrant by converting the Warrant from a warrant to a share of common stock as specified in the warrant document The Company shall cooperate with Executive in exercising any Warrants when, Executive gives notice of intent to exercise.

iii) A Change of Control

iv) Termination of employment for any reason other than “for cause” or resignation.

d) The Warrants and the underlying shares shall be registered in the first registration statement which the Company files, provided legal counsel for the Company determines that said Warrants and shares can be legally included.

e) Executive compensation -Executive Team hereby agrees to waive any salary from the Company for a period of 6 months from the date of this Agreement.

f) Board of Directors - Immediately upon execution of this Agreement Messrs Silvey and Young shall resign from the Company’s Board of Directors. They shall be replaced by dint Coldren (new Chairman and CEO) and Alan Massara (new Director and President).

Agreed:

/s/ Mike Pruitt	Date
Mike Pruitt	12-14-10

North American Energy Resources, Inc

/s/ Clint Coldren	Date
Clint Coldren	12/14/10

/s/ Alan Massara	Date
Alan Massara	12/14/10

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